                       SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, DC 20549


                                  SCHEDULE 13G
                                 (RULE 13d-102)


             INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT
           TO RULES 13d-1(b), (c) AND (d) AND AMENDMENTS THERETO FILED
                                PURSUANT TO 13d-2
                               (AMENDMENT NO. )(1)


                          GUILFORD PHARMACEUTICALS INC.
                          -----------------------------
                                (Name of Issuer)

                                  COMMON STOCK
                                  ------------
                         (Title of Class of Securities)

                                   401829 10 6
                                   -----------
                                  (CUSIP Number)


                                FEBRUARY 4, 1999
                                ----------------
            (Date of Event Which Requires Filing of this Statement)


Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

                  / /      Rule 13d-1(b)
                  /X/      Rule 13d-1(c)
                  / /      Rule 13d-1(d)

---------------------------
(1) The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

    The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, SEE the NOTES).

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CUSIP NO.         401829 10 6            13G       PAGE 2 OF 7 PAGES
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   1      NAME OF REPORTING PERSON:
                   BIOTECHNOLOGY VALUE FUND, L.P.
          I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY):

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   2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                (a) /X/  (b) / /
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   3      SEC USE ONLY

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   4      CITIZENSHIP OR PLACE OF ORGANIZATION
                   DELAWARE
--------------------------------------------------------------------------------
          NUMBER               5    SOLE VOTING POWER
            OF                               0
          SHARES            ----------------------------------------------------
       BENEFICIALLY            6    SHARED VOTING POWER
         OWNED BY                            515,297
           EACH             ----------------------------------------------------
         REPORTING             7    SOLE DISPOSITIVE POWER
          PERSON                             0
           WITH             ----------------------------------------------------
                               8    SHARED DISPOSITIVE POWER
                                             515,297
--------------------------------------------------------------------------------
   9      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING
          PERSON
                   515,297
--------------------------------------------------------------------------------
   10     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
          CERTAIN SHARES*                                                  / /
--------------------------------------------------------------------------------
   11     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
                   2.6%
--------------------------------------------------------------------------------
   12     TYPE OF REPORTING PERSON*
                   PN
--------------------------------------------------------------------------------

                     * SEE INSTRUCTIONS BEFORE FILLING OUT!

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CUSIP NO.         401829 10 6           13G        PAGE 3 OF 7 PAGES
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   1      NAME OF REPORTING PERSON:
                   BVF PARTNERS L.P.
          I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY):

--------------------------------------------------------------------------------
   2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                              (a) /X/  (b)  / /
--------------------------------------------------------------------------------
   3      SEC USE ONLY

--------------------------------------------------------------------------------
   4      CITIZENSHIP OR PLACE OF ORGANIZATION
                   DELAWARE
--------------------------------------------------------------------------------
          NUMBER               5    SOLE VOTING POWER
            OF                               0
          SHARES            ----------------------------------------------------
       BENEFICIALLY            6    SHARED VOTING POWER
         OWNED BY                            996,974
           EACH             ----------------------------------------------------
        REPORTING              7    SOLE DISPOSITIVE POWER
          PERSON                             0
           WITH             ----------------------------------------------------
                               8    SHARED DISPOSITIVE POWER
                                             996,974
--------------------------------------------------------------------------------
   9      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING
          PERSON
                   996,974
--------------------------------------------------------------------------------
   10     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
          CERTAIN SHARES*                                                  / /
--------------------------------------------------------------------------------
   11     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
                   5.1%
--------------------------------------------------------------------------------
   12     TYPE OF REPORTING PERSON*
                   PN
--------------------------------------------------------------------------------

                     * SEE INSTRUCTIONS BEFORE FILLING OUT!

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CUSIP NO.         401829 10 6            13G       PAGE 4 OF 7 PAGES
-----------------------------------                -----------------------------


--------------------------------------------------------------------------------
   1      NAME OF REPORTING PERSONS
                   BVF INC.
          I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)
--------------------------------------------------------------------------------
   2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                               (a) /X/  (b)  / /
--------------------------------------------------------------------------------
   3      SEC USE ONLY

--------------------------------------------------------------------------------
   4      CITIZENSHIP OR PLACE OF ORGANIZATION
                   DELAWARE
--------------------------------------------------------------------------------
          NUMBER               5    SOLE VOTING POWER
            OF                               0
          SHARES            ----------------------------------------------------
       BENEFICIALLY            6    SHARED VOTING POWER
         OWNED BY                            996,974
           EACH             ----------------------------------------------------
        REPORTING              7    SOLE DISPOSITIVE POWER
          PERSON                             0
           WITH             ----------------------------------------------------
                               8    SHARED DISPOSITIVE POWER
                                             996,974
--------------------------------------------------------------------------------
   9      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING
          PERSON
                   996,974
--------------------------------------------------------------------------------
   10     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
          CERTAIN SHARES*                                                  / /
--------------------------------------------------------------------------------
   11     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
                   5.1%
--------------------------------------------------------------------------------
   12     TYPE OF REPORTING PERSON*
                   IA, CO
--------------------------------------------------------------------------------

                     * SEE INSTRUCTIONS BEFORE FILLING OUT!

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CUSIP NO.         401829 10 6            13G       PAGE 5 OF 7 PAGES
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ITEM 1(a).    NAME OF ISSUER:

              Guilford Pharmaceuticals Inc., a Delaware corporation ("Guilford")

ITEM 1(b).    ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES:

              6611 Tributary Street
              Baltimore, Maryland 21224

ITEM 2(a).    NAME OF PERSON FILING:

              This schedule is being filed on behalf of the following persons*:

              (i)      Biotechnology Value Fund, L.P. ("BVF")
              (ii)     BVF Partners, L.P.  ("Partners")
              (iii)    BVF Inc. ("BVF Inc.")

              * Attached as Exhibit A is a copy of an agreement between the Persons filing (as specified hereinabove) that this
                       Schedule 13G is being filed on behalf of each of them.

ITEM 2(b).    ADDRESS OF PRINCIPAL BUSINESS OFFICE:

               The principal business office of the persons comprising the group filing this Schedule 13G is located at 227 West Monroe Street, Suite 4800, Chicago, Illinois 60606.

ITEM 2(c).    CITIZENSHIP:

              BVF:                    a Delaware limited partnership
              Partners:               a Delaware limited partnership
              BVF Inc.:               a Delaware corporation

ITEM 2(d).    TITLE OF CLASS OF SECURITIES:

              The class of securities beneficially owned by the persons filing this statement is common stock.

ITEM 2(e).    CUSIP NUMBER:

              401829 10 6

ITEM 3.       IF THIS STATEMENT IS FILED PURSUANT TO RULE 13d-1(c), CHECK
              THIS BOX:   /X/

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CUSIP NO.         401829 10 6            13G       PAGE 6 OF 7 PAGES
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ITEM 4.       OWNERSHIP:

              The information in items 1 and 5 through 11 on the cover pages (pp.2 - 4) on Schedule 13G is hereby incorporated by reference.

ITEM 5.       OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS:

              If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities check the following. / /

ITEM 6.       OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON:

              BVF shares voting and dispositive power over the shares of the common stock it beneficially owns with Partners. Partners and BVF Inc. share voting and dispositive power over the shares of the common stock they beneficially own with, in addition to BVF, certain managed accounts on whose behalf Partners, as investment manager, purchased such shares. No managed account which owns more than 5% of the common stock of Guilford.

ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY:

              Not applicable.

ITEM 8.       IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF A GROUP:

              Not applicable.

ITEM 9.       NOTICE OF DISSOLUTION OF GROUP:

              Not applicable.

ITEM 10.      CERTIFICATION

              By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

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CUSIP NO.         401829 10 6            13G       PAGE 7 OF 7 PAGES
-----------------------------------                -----------------------------

              After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated:        February 5, 1999


                  BIOTECHNOLOGY VALUE FUND, L.P.

                  By:   BVF Partners L.P., its general partner

                        By:   BVF Inc., its general partner


                              By:   /s/ Mark N. Lampert
                                   ------------------------
                                   Mark N. Lampert
                                   President

                  BVF PARTNERS L.P.

                  By:   BVF Inc., its general partner


                        By:    /s/ Mark N. Lampert
                              -----------------------
                              Mark N. Lampert
                              President

                  BVF INC.


                  By:    /s/ Mark N. Lampert
                        -----------------------
                        Mark N. Lampert
                        President

                                    EXHIBIT A

                        AGREEMENT REGARDING JOINT FILING


         The undersigned, Biotechnology Value Fund, L.P., a Delaware limited partnership, and BVF Partners L.P., a Delaware limited partnership, and BVF Inc., a Delaware corporation, hereby agree and acknowledge that the information required by Amendment 1 to Schedule 13G, to which this Agreement is attached as an exhibit, is filed on behalf of each of them. The undersigned further agree that any amendments or supplements thereto shall also be filed on behalf of each of them.

Dated:  February 5, 1999


                  BIOTECHNOLOGY VALUE FUND, L.P.

                  By:   BVF Partners L.P., its general partner

                        By:   BVF Inc., its general partner


                              By:   /s/ Mark N. Lampert
                                   ------------------------
                                   Mark N. Lampert
                                   President

                  BVF PARTNERS L.P.

                  By:   BVF Inc., its general partner


                        By:    /s/ Mark N. Lampert
                              -----------------------
                              Mark N. Lampert
                              President

                  BVF INC.


                  By:    /s/ Mark N. Lampert
                        -----------------------
                        Mark N. Lampert
                        President